Exhibit 5.1

                    [LETTERHEAD OF SHEARMAN & STERLING LLP]





                                December 6, 2005


The Board of Directors
BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414

                               BE Aerospace, Inc.
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Ladies and Gentlemen:

            We have acted as counsel for BE Aerospace, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-3 (File No. 333-112493), as amended, (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Company of the following securities of the Company with an aggregate offering price of up to $500,000,000: (i) debt securities,
(ii) convertible debt securities; (iii) preferred stock; (iv) convertible preferred stock; (v) common stock; and (vi) warrants representing the right to purchase debt securities or common stock. A member of the Staff of the Commission advised us orally that the Registration Statement became effective under the Securities Act on February 13, 2004.

            We are also acting as counsel to the Company in connection with the purchase and sale of up to 13,000,000 shares (including up to 1,950,000 shares that may be purchased pursuant to the exercise of an over-allotment option) of the Company's Common Stock, par value $.01 (the "Shares") to be issued in an offering pursuant to the Registration Statement and the Underwriting Agreement, dated as of December 6, 2005 (the "Underwriting Agreement"), among the Company and the several underwriters.

            In this connection, we have reviewed originals or copies of the Underwriting Agreement.

            We have also reviewed the following:

            (a)    The Registration Statement.

            (b) The base prospectus dated February 13, 2004 relating to the offering of debt securities, convertible debt securities, preferred stock, convertible

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                   preferred stock, common stock and warrants representing
                   the right to purchase debt securities or common stock generally, which is included as part of the Registration Statement (the "Base Prospectus").

            (c) The final prospectus supplement dated December 6, 2005 relating to the Shares, in the form in which it was filed pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the "Prospectus").

            (d) The certificate of incorporation and by-laws of the Company, as amended through February 5, 2004.

            (e) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

            In our review of the Underwriting Agreement and other documents, we have assumed:

            (a)    The genuineness of all signatures.

            (b) The authenticity of the originals of the documents submitted to us.

            (c) The conformity to authentic originals of any documents submitted to us as copies.

We have not independently established the validity of the foregoing assumptions.

            "Generally Applicable Law" means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Underwriting Agreement or the transactions governed by the Underwriting Agreement, and for purposes of our opinion below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any law, rule or regulation that is applicable to the Company, the Underwriting Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Underwriting Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate.

            Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to preemptive rights pursuant to the General Corporation Law of the State of Delaware, the certificate of incorporation or by-laws of the Company.

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            Our opinion expressed above is limited to Generally Applicable Law.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Matters" and "Validity of the Securities" in the Prospectus.

                                               Very truly yours,

                                               /s/ Shearman & Sterling LLP

                                               Shearman & Sterling LLP


RSW/LSN/CEH/GDL
LLJ


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